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                                                                     EXHIBIT 8.1

                 [AKIN GUMP STRAUSS HAUER & FELD LLP LETTERHEAD]

March ___, 2003

Plains Exploration & Production Company
500 Dallas Street, Suite 700
Houston, Texas  77002

                                   TAX OPINION

Ladies and Gentlemen:

We have acted as counsel for Plains Exploration & Production Company, a Delaware corporation ("Plains"), in connection with the Agreement and Plan of Merger, dated as of February 2, 2003 (the "Merger Agreement"), by and among Plains, PXP Gulf Coast Inc., a Delaware corporation and wholly owned subsidiary of Plains ("Merger Sub") and 3TEC Energy Corporation, a Delaware corporation ("3TEC") pursuant to which 3TEC will be merged with and into Merger Sub (the "Merger"). At your request, in connection with the filing of the registration statement on Form S-4 with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement"), we have reviewed the description set forth therein under the caption "Certain Federal Income Tax Considerations" and have concluded that the statements of legal conclusions set forth in that description reflect our opinion as to the anticipated United States federal income tax consequences of the Merger.

In connection with rendering our opinion, we have reviewed the Merger Agreement, the Registration Statement and such other documents and corporate records as we have deemed necessary or appropriate. We have also assumed that the representations and warranties contained in the Merger Agreement were true, correct and complete when made and will continue to be true, correct and complete through the effective time of the Merger, and that the parties have complied with and, if applicable, will continue to comply with the covenants contained in the Merger Agreement. Our opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended, regulations (and administrative pronouncements) promulgated or proposed thereunder, and interpretations thereof by the Internal Revenue Service and the courts, all as of the date hereof, all of which are subject to change with prospective or retroactive effect, and our opinion could be adversely affected or rendered obsolete by such change.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Sections 7 and 11 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ AKIN GUMP STRAUSS HAUER & FELD LLP